3637 Fourth Street North, Suite 330

St. Petersburg, FL 33704

Office: 727-498-8514

LETTER OF INTENT FOR A PROPOSED JOINT VENTURE BETWEEN CARL GREGOIRE
AND
FUTURELAND CORP.

Letter of Intent

This Letter of Intent (“LOI”) summarizes the principal terms and conditions of the proposed Agreement between FutureLand Corp., a Colorado corporation located at 3637 Fourth Street North, Suite 330, St. Petersburg, FL 33704 (hereafter “Company”), and (hereafter “Partner”) or (Gregoire), referred to jointly in this document as the “Parties." Subject to the conditions set forth below and to the successful negotiation and execution of a definitive joint venture (“JV”) agreement (the “Agreement”, or “JV Agreement”), which will fully reflect the understanding and agreement of the Parties, the Company and Developer intend to consummate the following Letter of Intent:

Nature of Proposed Agreement

FutureLand Corp., a Colorado company, is a cannabis and hemp land leasing company formed to capitalize upon the emerging global cannabis market.  FutureLand, focuses on target acquisition, zoning, license fulfillment, site plan preparation and financing of cannabis or hemp grow facilities throughout the United States.  We give growers the opportunity to grow.  We monetize through leasing the land, leasing the structures on the land, financing interest revenue and management fees associated with cultivation centers.  FutureLand retains ownership of all the land and the structures we build on the land.  FutureLand leases to both medical marijuana, retail marijuana as well as industrial hemp growers. FutureLand will create a Canadian subsidiary that will grow and operate a cultivation facility and dispensary in conjunction with Partner on Partner’s land which is located on 20+/- acres in British Columbia. It is understood by the Company that the land is Crown land, but Carl Gregoire has full control to enter into an agreement with FutureLand Corp. to develop said property for said purposes as a JV.

General Scope

1.	The Parties desire to conduct a business operation together.

2.	Each party is willing to make a tangible contribution as an investment to the JV of money or property whether by title or lease to finance the operation, equipment and other assets, securities, Intellectual Property and or other products or services, or a combination thereof.
a)	It is agreed that the most desirable form of business for conducting the operation is a Joint Venture to be established for this purpose.
b)	Ownership interest by each party in the Joint Venture shall be determined.
c)	Contribution by each Party shall be proportional to its ownership interest or by mutual consent.

  For the reason recited above, and in consideration of the mutual terms contained in this LOI, we propose the following:

Contributions

FutureLand Corp, Inc.

1.	Provide any and all patented technology and products or services for the joint development of the medical/recreational marijuana market and dispensaries in Canada in conjunction with Carl Gregoire.
2.	Technical design and support for the development, and integration of Grow facilities, greenhouses and dispensaries.
3.	Provide funding for the development of projected and accepted facility plans to grow cannabis including the land lease, dispensary planning and setup and the grow facilities and technology.
4.	Sales and marketing contributions.
5.	Technical support resources and maintenance of the land, grow facilities and dispensaries.
6.	Post-development technical resources for maintaining and augmenting the dispensaries as needed.

Gregoire

1.	Lobbying the government agencies in Canada for Company’s products and services.
2.	Acquire proper permits/licenses for land, grow facilities, dispensaries, sale and otherwise from local, Indian and federal regulatory authorities.
3.	Source, sign up and work with local partners and organize offices and manpower for the growing and distributing Company’s (JV) products and services in Canada.
4.	Introduce Company’s products / systems in Canada.

5.	Support and organize the set up and the production of the JV branded products in Canada.
6.	Handle governmental compliance, regulatory issues and communication.
7.	Develop internal and external plans for government agencies for the products and services offered with the help of the Company (JV).

Additional Items on the JV agreement:

1.	The JV will have full rights to the intellectual properties and technologies offered in Canada.
2.	The JV may establish offices in Canada under “FutureLand Canada”.
3.	The JV will receive all payment or cost in advance of any implementations in Canada for its products, services and technological implementations. Only if applicable.
4.	JV partner will receive 50% of net revenue derived from the sale of the Company’s products, services, development and implementations in Canada.
5.	JV partner will be compensated for expenses including commissions and other fees paid out to the persons or companies in relation to JV activity in Canada. The expenses must be proposed in advance of the activity and approved by the company.

6.	All payments to the JV partner shall be made within 14 days of the receipt of any payments.

Additional Items:

Costs. Each party shall pay its own expenses incurred in connection with the transaction (“Transaction”) contemplated herein.

Execution of Definitive Agreements and Closing. To Be Determined. Future Agreed Upon Time.

Disclosure. Except as and to the extent required by law, court order or the rules or regulations of any securities exchange or governing body with jurisdiction over the Parties, without the prior written consent of the other party, neither the Parties nor their respective agents will, and each will direct its representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, the Transaction between the Parties or any of the terms, conditions, or other aspects of the Transaction. If a party is required to make any such disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required, and the time and place that the disclosure will be made. The Parties will cooperate with each other in making any disclosures regarding the proposed Transaction and as to the form and substance of any press releases, announcements and other disclosures, provided that no press release may be released by a party without the prior written approval of the other party, which consent shall not unreasonably be withheld or delayed.

Conditions to Closing. Completion of the Transaction will be conditional upon, among other things, the following:

a.	The Parties shall be satisfied that there have been no adverse changes to the business or financial condition of the other party between the date of this JV and the Execution Date;

b.	Both Parties shall be in good standing as corporations in their jurisdictions of incorporation;

c.	Approval of the Boards of Directors (or tribal consideration) of Gregoire and FutureLand;

d.	All consents, permits and other approvals required or deemed advisable by legal counsel for the JV have been obtained;

e.	No law or order shall have been enacted, entered, issued, promulgated or enforced by any governmental entity, which prohibits the Transaction contemplated by this JV or which would not permit Provision’s business as presently conducted to continue unimpaired following the Closing Date; and

f.	The representations and warranties of the Parties herein contained shall be true in all material respects at the Closing Date and with the same effect as though made at that time.

Termination. In the event that (i) Definitive Agreements are not executed on or before the Future Agreed Upon Time, this JV will terminate automatically upon such date, subject to any extension to the Closing Date as set forth above. In addition, this JV may be terminated at any time by mutual written agreement of the Parties. Upon any such termination, no party will be under any further obligation hereunder.

Jurisdiction. This JV will be governed by and construed in accordance with the law of the State of Colorado and the Parties hereby attorn to the jurisdiction of the Courts of competent jurisdiction of the State of Colorado in any proceeding hereunder.

Miscellaneous. This JV constitutes the entire intent of the agreement between the Parties with respect to the subject matter hereof.

The provisions of this JV do not constitute and will not give rise to any legally binding obligation on the part of GREGOIRE or COMPANY. Moreover, no past or future action, course of conduct or failure to act or relating to the negotiation of the terms of the Definitive Agreements, will give rise to or serve as a basis for any obligation or other liability on the part of

GREGOIRE or COMPANY.

This JV may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

FUTURELAND CORP.

By: ____________________
Name: Cameron Cox
Title: Chief Executive Officer

Acknowledged and agreed to on the date set forth above:

____

By: ____________________
Name: Carl Gregoire
Title: